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Exhibit 99(a)(1)(i)

LIBERTY MEDIA CORPORATION
OFFER TO PURCHASE FOR CASH
CERTAIN OUTSTANDING OPTIONS
TO PURCHASE SHARES OF SERIES A COMMON STOCK
OF LIBERTY MEDIA CORPORATION

THE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT 9:00 P.M.,
PACIFIC TIME, ON TUESDAY, JUNE 21, 2005, UNLESS EXTENDED

MAY 24, 2005

        LIBERTY MEDIA CORPORATION (which we refer to as "Liberty", "we" or "us") hereby offers to purchase from eligible holders any and all of the stock options identified herein as eligible options, at a price per eligible option equal to (i) the number of shares of our Series A common stock underlying such option, times (ii) the amount per underlying share set forth on Schedule B hereto with respect to such option. We refer to such price as the "option purchase price" for such eligible option.

        We are making this offer upon the terms and subject to the conditions described in this Offer to Purchase and in the related Election Form, as these documents may be amended or supplemented from time to time. We refer to these documents, as so amended or supplemented, collectively, as the "Offer."

        The Offer relates only to "eligible options", which are all outstanding stock options, whether or not vested, to purchase shares of our Series A common stock granted under either of the following plans:

    •
    the Liberty Livewire Corporation 2001 Incentive Plan (formerly known as Liberty Livewire Corporation 2000 Incentive Plan), as amended through the date hereof, which we refer to as the "Livewire Plan;" and

    •
    the Four Media Company 1997 Stock Plan, as amended through the date hereof, which we refer to as the "Four Media Plan."

        We sometimes refer to the Livewire Plan and the Four Media Plan collectively as the "Plans." You are eligible to participate in the Offer only if you:

    •
    are an employee, consultant or independent contractor of Ascent Media Group, Inc. ("Ascent") or one of its subsidiaries on May 24, 2005 and remain an employee, consultant or independent contractor of Ascent or any of its subsidiaries through the date that this offer expires; and

    •
    hold at least one eligible option on the expiration date.

        We refer to those individuals who meet these eligibility requirements as "eligible holders."

        You are not required to tender any of your eligible options. However, if you choose to tender any of your eligible options you must tender all or none of the options that were granted to you on a single grant date at the same exercise price.

        We will pay the option purchase price, less applicable withholding taxes, in cash, for each eligible option validly tendered and not withdrawn, if the tendered options are accepted for payment following the completion of the Offer and after the satisfaction of all terms and conditions described in this Offer to Purchase. Liberty currently intends to accept for payment all eligible options that are validly tendered and not withdrawn, although Liberty's acceptance of such options is subject to the conditions described in Section 5 of this Offer to Purchase. All options we accept for payment will be canceled shortly following the expiration date and options canceled will no longer be exercisable after that time. The Offer is not conditioned upon a minimum number of eligible options being tendered, but it is subject to specified other limitations and conditions. See Section 5 of this Offer to Purchase.

        ALTHOUGH OUR BOARD OF DIRECTORS HAS APPROVED THE OFFER, NEITHER LIBERTY NOR ITS BOARD OF DIRECTORS MAKES ANY RECOMMENDATION AS TO WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING YOUR ELIGIBLE OPTIONS. YOU MUST MAKE YOUR OWN DECISION WHETHER TO TENDER YOUR ELIGIBLE OPTIONS.

        Shares of our Series A common stock are traded on the New York Stock Exchange under the symbol "L." On May 23, 2005, the closing price of our Series A common stock on the New York Stock Exchange was $10.39 per share. We recommend that you obtain current market quotations for our Series A common stock before deciding whether to tender your eligible options.

        As of May 18, 2005, options to purchase 1,171,441 shares of our Series A common stock were issued and outstanding under the Plans. The Offer does not apply to any of our other stock options or plans.

        You should direct questions about the Offer or requests for assistance to Debbie Watkins at (720) 875-4317 or Sharon Meymarian at (310) 434-7053.

IMPORTANT

        IF YOU CHOOSE TO ACCEPT THE OFFER, YOU MUST COMPLETE AND SIGN THE ELECTION FORM AND RETURN IT TO US AT THE ADDRESS OR FACSIMILE NUMBER ON THE ELECTION FORM SO THAT WE RECEIVE IT BEFORE 9:00 P.M., PACIFIC TIME, ON JUNE 21, 2005. YOU DO NOT NEED TO RETURN YOUR STOCK OPTION AGREEMENT(S) RELATING TO THE ELIGIBLE OPTIONS TO EFFECTIVELY TENDER OPTIONS IN THE OFFER. YOUR STOCK OPTION AGREEMENTS RELATING TO THE ELIGIBLE OPTIONS YOU TENDER WILL BE AUTOMATICALLY RENDERED NULL AND VOID UPON OUR ACCEPTANCE OF THOSE ELIGIBLE OPTIONS IN THE OFFER.

        We are not making the Offer to, nor will we accept any tender of eligible options from, or on behalf of, option holders in any jurisdiction in which the Offer or the acceptance of any tender of such options would not be in compliance with the laws of that jurisdiction. However, we may, at our discretion, take any actions necessary for us to make the Offer to option holders in any such jurisdiction.

        WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING YOUR ELIGIBLE OPTIONS PURSUANT TO THE OFFER. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANYONE TO GIVE YOU ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THE OFFER OTHER THAN THE INFORMATION AND REPRESENTATIONS CONTAINED IN THIS DOCUMENT OR IN THE RELATED ELECTION FORM. IF ANYONE MAKES ANY RECOMMENDATION OR REPRESENTATION TO YOU OR GIVES YOU ANY INFORMATION, YOU MUST NOT RELY UPON THAT RECOMMENDATION, REPRESENTATION OR INFORMATION AS HAVING BEEN AUTHORIZED BY US.

        Nothing in this document shall be construed (i) to give any person the right to remain in the employ of Liberty, Ascent Media Group, Inc. (which we refer to as "Ascent") or any of their respective subsidiaries, (ii) to change the terms of any such person's employment, or the terms of any applicable employment or other agreement (other than any option agreement canceled in accordance herewith), or (iii) to affect our or Ascent's right to terminate the employment of any person at any time with or without cause to the extent permitted under law (and subject to the terms of any applicable employment agreement). Nothing in this document should be considered a contract or guarantee of wages or other compensation.

        This Offer to Purchase has not been approved or disapproved by the Securities and Exchange Commission ("SEC") or any state securities commission, nor has the SEC or any state securities commission passed upon the accuracy or adequacy of the information contained in this Offer to Purchase. Any representation to the contrary is a criminal offense.

SUMMARY TERM SHEET

        We are offering to purchase certain outstanding options to purchase shares of our Series A common stock, subject to the terms and conditions described in this Offer to Purchase and the accompanying Election Form, as they may be amended or supplemented from time to time. The following are some of the questions that you, as an eligible holder, may have, and answers to those questions. The information in this summary is not complete and we urge you to carefully read this Offer to Purchase in its entirety, the accompanying Election Form and all other related materials prior to making a decision regarding the Offer.

What options are eligible to be tendered for a cash payment and who is eligible to participate in the Offer?

        We are offering to purchase for a cash payment any and all outstanding stock options to purchase shares of our Series A common stock, whether or not vested, granted under either of the following plans:

    •
    the Liberty Livewire Corporation 2001 Incentive Plan (formerly known as Liberty Livewire Corporation 2000 Incentive Plan), as amended through the date hereof, which we refer to as the "Livewire Plan;" and

    •
    the Four Media Company 1997 Stock Plan, as amended through the date hereof, which we refer to as the "Four Media Plan."

        We sometimes refer to the Livewire Plan and the Four Media Plan as the "Plans." We are not offering to purchase stock options granted under any other stock option or incentive plan. See Section 1.

        You are eligible to participate in the Offer only if you:

    •
    are an employee, consultant or independent contractor of Ascent Media Group, Inc. ("Ascent") or one of its subsidiaries on May 24, 2005 and remain an employee, consultant or independent contractor of Ascent or any of its subsidiaries through the date that this offer expires; and

    •
    hold at least one eligible option on the expiration date.

        We refer to those individuals who meet these eligibility requirements as "eligible holders."

What will I receive if I validly tender my eligible options for purchase?

        Following the completion of the offer and the satisfaction of all terms and conditions described in Section 5 of this Offer to Purchase, upon acceptance of eligible options tendered by you for payment and provided you meet the eligibility requirements, we will pay the purchase price per eligible option equal to (i) the number of shares of our Series A common stock underlying such option, times (ii) the amount per underlying share set forth on Schedule B hereto with respect to such option, rounded to the next higher cent. We refer to such purchase price set as the "option purchase price" for such eligible option.

Are all of my stock option grants eligible for the Offer?

        Not necessarily. Eligible options are those currently outstanding stock options to purchase shares of our Series A common stock that were granted to eligible holders under either the Livewire Plan or the Four Media Plan. We are offering to purchase only those options that are held by eligible holders that remain eligible from the date hereof through the expiration of the Offer. If, between the date you tender any options and the date the Offer expires, any option tendered by you ceases to be an eligible option (for example, if any such option terminates in accordance with its existing terms) you will be deemed to have automatically withdrawn your tender of such options in the Offer. See Section 1.

Are unvested options eligible for purchase?

        Yes. All your options that are otherwise eligible for purchase in the Offer may be tendered, regardless of whether they are vested or unvested.

When does the Offer expire? Can the Offer be extended, and if so, how will I know if it is extended?

        The Offer expires on at 9:00 p.m., Pacific Time, on June 21, 2005, unless extended by us. We call this date and time the "expiration date." No exceptions will be made to this deadline, unless the Offer is extended. We have no current plan or intention to extend the Offer beyond the current deadline. If you wish to tender any eligible options, you must return a properly completed and signed Election Form by the expiration date.

        Although we do not currently intend to do so, we may, in our sole discretion, extend the Offer at any time. If we extend the Offer, we will publicly announce the extension no later than 6:00 A.M., Pacific Time, on the next business day following the previously scheduled expiration of this offer. See Section 14.

How was the option purchase price determined?

        The Black-Scholes option valuation method was used to value the options. We assumed a price of $10.50 per share of our Series A common stock, which was the highest closing price of a share of our Series A common stock from April 1, 2005 to May 20, 2005, as quoted on the New York Stock Exchange. We assumed expected annualized volatility of 30%, a risk free interest rate matching the exercise term and other assumptions about expected lives of the options. With these assumptions, we calculated an option purchase price value for each category of eligible options as set forth on Schedule B. However, because different methodologies and assumptions would lead to different valuations, you should make your own independent decision as to whether to accept our offer.

Why are you offering to purchase my options?

        We have announced our intention to spin off our wholly owned subsidiary Discovery Holding Company, which will own 100% of Ascent (as well as our 50% interest of Discovery Communications, Inc.) at the time of the spin off. As a result of such spin off, Ascent will no longer be our subsidiary, and we will cease to have any ownership interest in Ascent.

        As all the eligible holders are employees, consultants or independent contractors of Ascent and its subsidiaries, we believe that, following the spin off, the eligible options will no longer provide eligible holders with incentive compensation linked to the performance of Ascent and its affiliated businesses and a sense of ownership in the combined enterprise of which Ascent was a part. Accordingly, we have determined that it would be in the best interests of both Liberty and Ascent, and consistent with the compensatory purposes of the Plans, to give eligible holders the opportunity to exchange their eligible options for a cash payment, as provided in the Offer. Additional information regarding the proposed spin off of Discovery Holding Company, the resulting separation of Ascent from Liberty and the anticipated effect of the spin off on any eligible options outstanding on the record date for the spin off, is provided below. See Section 7.

When will I receive payment for my eligible options that are accepted for payment?

        We will pay, or cause Ascent to pay as our agent, the option purchase price for validly tendered eligible options we accept for purchase, less applicable withholding taxes, in cash, promptly following the expiration date and the satisfaction of all conditions to the Offer described in Section 5. To the extent practicable, such payments will be made in accordance with Ascent's regular payroll procedures, concurrently with the payroll for the first pay period ending on or after the expiration date. Based on the expected expiration date of June 21, 2005, we expect that such payroll payment will be made on or about July 1, 2005. No interest will accrue and no interest will be paid on any of the cash amount payable, regardless of when paid. Eligible holders may not defer receipt of the option purchase price. See Section 4.

Do you have the financial resources to make payment?

        We estimate that we would need approximately $2.15 million to purchase all the eligible options we seek to acquire in the Offer. We intend to pay for the eligible options that we purchase in the Offer with cash on hand. The Offer is not conditioned on us obtaining any financing. See Section 9.

If I choose to tender my options for payment, do I have to tender all my eligible options?

        No. However, if you choose to tender any of your eligible options, you must tender all or none of the eligible options that were granted to you on the same date at the same exercise price per share. Any option grant that has been partially exercised may be tendered so long as it is tendered as to all unexercised shares subject to that option grant. See Section 1.

What will happen to any options I hold that are not eligible for the Offer or that I elect not to tender?

        Those options will remain outstanding in accordance with and subject to their existing terms and conditions, including without limitation vesting schedules, termination provisions, and adjustment provisions, to the extent applicable. Similarly, any eligible options that are validly tendered, but which are not accepted for purchase and payment by Liberty, will remain so outstanding in accordance with and subject to the terms and conditions thereof. In addition, as a result of the spin off of Discovery Holding Company, the eligible options that are not purchased pursuant to the Offer and that remain outstanding will be adjusted as more fully described in Section 7 hereof.

        You should note that if your eligible options are not purchased pursuant to the Offer, those options that remain outstanding may not comply with new Section 409A of the Internal Revenue Code, as amended (the "Code"), promulgated in October 2004, which relates to nonqualified deferred compensation arrangements. Specifically, under Section 409A of the Code, if the exercise price of any of your options was less than the fair market value of the underlying stock on the date of grant, and those options were not vested on December 31, 2004, then such options may not be in compliance with Section 409A of the Code, unless Liberty takes further actions that it determines to be necessary (which may include amending the terms of such options to increase their exercise price) to cause such options to no longer be subject to Section 409A of the Code. In addition, it is possible that the IRS could characterize the Offer as a "material modification" of any eligible options that were vested on or prior to December 31, 2004. If the IRS were to prevail in such characterization, and the exercise price of any of such options was less than the fair market value of the underlying stock on the date of grant, then such options also may not be in compliance with Section 409A of the Code, unless Liberty takes further actions that it determines to be necessary (which may include amending the terms of such options to increase their exercise price) to cause such options to no longer be subject to Section 409A of the Code. If a deferred compensation arrangement does not comply with Section 409A of the Code, deferred amounts will be taxed currently at such holder's marginal income tax rate, interest will be assessed at the underpayment rate established by the IRS plus one percent, measured from the later of the deferral date or the vesting date, and an additional income tax will be assessed equal to 20% of the taxable amount of compensation. Holders whose options are purchased in the Offer will not be subject to the interest and 20% additional tax imposed by Section 409A of the Code. See Section 11.

        Eligible holders who are non-U.S. residents should note that the Offer may trigger tax consequences for you under the tax laws and the interpretations of such laws of the country in which you live, work or are otherwise subject to taxation even if you decline the Offer.

        We are not in a position to provide tax advice, and we strongly recommend that you consult with your own tax advisor concerning the tax consequences of the Offer and the tax implications under Section 409A of the Code of options that remain outstanding following the Offer, including the tax consequences applicable to the exercise of the eligible options you do not tender and to any subsequent sale of the shares underlying those options.

Is this a repricing?

        No, this is not a repricing because we are not simply resetting the exercise price of the options that you currently hold. Instead, you will receive the option purchase price for the eligible options you tender in the Offer.

Are there conditions to this offer?

        Although the Offer is not conditioned upon a minimum number of eligible options being tendered, the Offer is subject to a number of other conditions described in Section 5.

Apart from receiving the option purchase price, what are the consequences of participating in the Offer?

        If you tender your eligible options for the option purchase price, you also must:

    •
    acknowledge that your outstanding option agreement(s) relating to the eligible options you tendered have been canceled and automatically rendered null and void, and irrevocably release all your rights thereunder; and

    •
    authorize Liberty to deduct from the aggregate option purchase price you will receive upon payment for your properly tendered options the amount of the applicable withholding taxes. See Section 2.

        If you are currently an employee or consultant of Ascent or any of its subsidiaries, whether or not you elect to participate in the Offer will have no effect on your employment or compensation, or your participation in or eligibility to participate in any other employee benefit, compensation or incentive plan.

How do I find out the details regarding my existing stock options?

        A summary sheet of your eligible options will be provided to you with the Offer. In addition, you can also contact Debbie Watkins at (720) 875-4317 or Sharon Meymarian at (310) 434-7053.

Can I tender any options that I have already exercised?

        No. The Offer only pertains to options and does not apply in any way to shares purchased, whether upon the exercise of options or otherwise, whether or not you have vested in those shares. If you have exercised an eligible option in its entirety, that eligible option is no longer outstanding and is therefore not subject to the Offer. If you have exercised an eligible option in part, the remaining unexercised portion of that option is outstanding and can be tendered for purchase pursuant to the Offer. Eligible options for which you have properly submitted an exercise notice prior to the date the Offer expires will be considered exercised to that extent, whether or not you have received confirmation of exercise for the shares purchased.

How does a leave of absence impact the Offer?

        Employees who are participating in Ascent-approved sabbaticals or other Ascent-approved leaves of absence may participate in the offer.

What are the U.S. federal income tax consequences if I tender my eligible options in the Offer?

        The option purchase price paid to option holders who are citizens or residents of the United States and who tender eligible options will be taxed as ordinary compensation income of the option holder in the year received. The option purchase price will generally be subject to withholding of income, employment taxes and, if applicable, 401(k) contribution amounts. We recommend that you consult with your own tax advisor to determine the tax consequences of accepting the Offer. See Section 11.

How do I tender my eligible options?

        If you choose to participate in the Offer, you must complete, sign and return your Election Form, which is in the form of a letter from you to us pursuant to which you indicate the eligible options you elect to tender, and deliver it to us so that we receive it by 9:00 P.M., Pacific Time, on Tuesday, June 21, 2005, unless extended. See Section 14. We can reject any Election Forms received after this deadline.

        Your election will be effective only if RECEIVED by us by the expiration date. To ensure timely delivery, we recommend that you send it by mail, well in advance of the expiration date. Alternatively, you may send your Election Form by fax to (720) 875-5445, attention Debbie Watkins. If you have questions about delivery, you may contact Debbie Watkins at (720) 875-4317 or Sharon Meymarian at (310) 434-7053. You should carefully review the Offer to Purchase, the Election Form and all of their attachments before making your election.

        We may reject any Election Form or tendered options to the extent that we determine they were not properly executed or delivered or to the extent that we determine it is unlawful to accept the tendered options. We may also waive any non-compliance in connection with any purported tender. If you do not sign and deliver the Election Form before the offer expires, it will have the same effect as if you rejected the Offer. See Section 2. We will make a decision to either accept all of the properly tendered options or to reject them all on the business day after the Offer expires. See Section 5. Subject to our rights to extend, terminate and amend the Offer in our sole discretion, we currently expect that we will accept all options properly tendered promptly after the expiration date of the Offer. We have no current plan or intention to extend the Offer beyond the current deadline.

How do I withdraw previously tendered options and until what time can I withdraw them?

        You may withdraw previously tendered eligible options at any time until the expiration date. In addition, if we have not accepted your tender of eligible options before 9:00 p.m., Pacific Time, on July 20, 2005, which is after the expiration of the Offer and after the expiration of 40 business days from the commencement of the Offer, you may withdraw your tendered eligible options at any time thereafter. Any withdrawal of tendered eligible options must comply with the requirement that if you choose to tender any of your eligible options, then you must tender all or none of the options that were granted to you on the same date at the same exercise price. To withdraw tendered eligible options, we must RECEIVE from you a written notice of withdrawal, or facsimile thereof, with the required information at our address set forth in the Election Form and in Section 2 hereof while you still have the right to withdraw the tendered eligible options. We will accept only a paper copy of your notice of withdrawal; delivery by e-mail will not be accepted. Once withdrawn, you may re-tender eligible options only by again following one of the delivery procedures described in Section 2 of this Offer to Purchase. See Section 3.

Do I have to return an Election Form if I do not want to tender my eligible options?

        No. You need to complete and deliver the Election Form to us by the deadline specified above only if you choose to tender any of your eligible options. See Section 2.

What happens if I don't submit an Election Form by the expiration date?

        If you do not submit a Election Form by the expiration date, we will assume that you chose not to tender any of your eligible options for cash.

Do I have to participate in the Offer?

        No. This is a voluntary program. Whether you choose to participate will have no effect on your future employment with Liberty or Ascent.

What do the officers and the members of our board of directors think of the Offer?

        Although our board of directors has approved the Offer, neither the officers nor the members of our board of directors make any recommendation as to whether you should tender or refrain from tendering your options for cash.

What are the risks in tendering my stock options?

        Because the cash to be received by you for your properly tendered options is based on the amounts per underlying share of our Series A Common Stock set forth on Schedule B, less any applicable withholding taxes, if the price of our Series A common stock rises substantially above the exercise price of your current stock options, you could receive more income by retaining the options. On the other hand, if the stock price rises but does not increase above the exercise price by more than the option purchase price, you may receive a greater benefit by tendering your eligible options in the Offer.

Is there any information regarding Liberty that I should be aware of?

        Your decision whether to accept or reject the Offer should take into account the risks and other factors described in this document or incorporated by reference herein, including financial and other information regarding Liberty described or incorporated by reference herein.

        Before making your decision, you should carefully review the Offer, including the information about Liberty set forth in Section 8 of this document. This information includes certain financial information that we have incorporated by reference in this Offer to Purchase by reference to our Annual Report on Form 10-K for the year ended December 31, 2004 and our Quarterly Report on Form 10-Q for the period ended March 31, 2005. See Section 16.

        You may also find additional information about us on our web site at www.libertymedia.com. The information on our web site is not deemed to be a part of the Offer.

What are the accounting consequences to Liberty of making the Offer?

        If consummated, this offer will result in a compensation charge to Ascent of approximately up to $2.2 million if all of the eligible options are tendered and accepted for purchase. This charge will be reflected on our consolidated financial statements for the quarter in which the Offer is consummated.

Will someone at Liberty advise me on what I should do in the Offer?

        We cannot advise you on whether to keep or tender your eligible options. We recommend you discuss your personal situation with your own professional advisor and then decide whether or not to participate in the Offer.

Whom should I contact if I have additional questions about the offer?

        For additional information about the offer, you can contact Debbie Watkins at (720) 875-4317 or Sharon Meymarian at (310) 434-7053.

THE OFFER

Section 1. Eligible Options; Option Purchase Price; Expiration Date

        We are offering to purchase from the holders thereof any and all outstanding stock options granted under the stock option plans specified below at the purchase price per eligible option equal to (i) the number of shares of our Series A common stock underlying such option, times (ii) the amount per underlying share set forth on Schedule B hereto with respect to such option, rounded to the next higher cent. We refer to such price as the "option purchase price" for such eligible option.

        We are making this offer upon the terms and subject to the conditions described in this Offer to Purchase and in the related Election Form, which, as these documents may be amended or supplemented from time to time, collectively constitute the "Offer."

        This Offer relates only to "eligible options," which are currently outstanding stock options to purchase shares of our Series A common stock granted under either of the following plans:

    •
    the Livewire Plan; and

    •
    the Four Media Plan.

        The Offer does not apply to any options other than the eligible options, or any other stock option or incentive plans other than the Plans.

        The eligible options comprise approximately 83% of the outstanding options to purchase Liberty Series A common stock held by present or former employees, consultants or independent contractors of Ascent and its subsidiaries. As of May 18, 2005, under all of our stock option plans, including the Plans, there were outstanding options to purchase 1,171,441 shares of our Series A common stock that were eligible for the Offer and outstanding options to purchase 49,770,968 shares of our Series A common stock and 28,165,225 shares of our Series B common stock that were not eligible for this Offer.

        You are eligible to participate in the Offer only if you:

  •
  are an employee, consultant or independent contractor of Ascent or one of its subsidiaries on May 24, 2005 and remain an employee, consultant or independent contractor of Ascent or any of its subsidiaries through the date that this offer expires; and

  •
  hold at least one eligible option on the expiration date.

        The Offer is subject to the terms and conditions described in this Offer to Purchase and the Election Form. We will not accept eligible options unless they are properly tendered for purchase and not validly withdrawn in accordance with Section 3 of this Offer to Purchase prior to the expiration date.

        You are not required to tender any of your eligible options. In addition, if you have more than one eligible option, tendering one option grant will not require you to tender all of your eligible options. However, if you choose to tender any of your eligible options, you must tender all or none of the eligible options that were granted to you on the same date at the same exercise price per share. In addition, each eligible option must be tendered in its entirety; we will not accept partial tenders of eligible options. Any eligible option that has been partially exercised may be tendered so long as it is tendered as to all unexercised shares subject to that eligible option.

        Upon the terms and subject to the conditions of the Offer, we will accept for purchase, and purchase, eligible options that are properly tendered on or before the expiration date and are not validly withdrawn in accordance with Section 3. The Offer is not conditioned upon a minimum number of eligible options being tendered, but is subject to the conditions that we describe in Section 3 of this Offer to Purchase. We will pay, or cause Ascent to pay as our agent, the option purchase price for validly tendered eligible options we accept for purchase, less applicable withholding taxes, in cash, promptly following the expiration date and the satisfaction of all conditions to the Offer described in Section 5. To the extent practicable, such payments will be made in accordance with Ascent's regular payroll procedures, concurrently with the payroll for the first pay period ending on or after the expiration date. Based on the expected expiration date of June 21, 2005, we expect that such payroll payment will be made on or about July 1, 2005. No interest will accrue and no interest will be paid on any of the cash amount payable, regardless of when paid. Holders of eligible options may not defer receipt of the option purchase price.

        The term "expiration date" means 9:00 P.M., Pacific Time, on June 21, 2005, unless and until we, in our sole discretion, extend the period of time during which the Offer will remain open. If we extend the period of time during which the Offer remains open, the term expiration date will refer to the latest time and date on which the Offer expires. We currently do not have any plan or intention to extend the time during which the Offer will remain open. See Section 14 for a description of our rights to extend, delay, terminate and amend the Offer and Section 5 for a description of our rights to accept all of the properly tendered eligible options or to reject them all.

        We will publish a notice if we decide to take any of the following actions:

    •
    increase or decrease or otherwise change the consideration we will give you as consideration for your eligible options; or

    •
    change the type of options eligible to be tendered in the Offer.

        If the Offer is scheduled to expire within ten business days from the date we notify you of such an increase, decrease or change, we would be required by law to extend the Offer for a period of at least ten business days after the date the notice is published.

        For purposes of the Offer, a "business day" means any day other than a Saturday, Sunday or U.S. federal holiday and consists of the time period from 12:01 A.M. through 12:00 midnight, Eastern Time.

Section 2. Procedures for Tendering Eligible Options

        Making Your Election.    TO VALIDLY TENDER ELIGIBLE OPTIONS FOR PURCHASE PURSUANT TO THE OFFER, A PROPERLY COMPLETED AND DULY EXECUTED ELECTION FORM, OR FACSIMILE THEREOF, TOGETHER WITH ANY OTHER DOCUMENTS REQUIRED BY THE ELECTION FORM, MUST BE RECEIVED BY US AT THE ADDRESS SET FORTH BELOW ON OR PRIOR TO THE EXPIRATION DATE. The Election Form is a letter from you to us pursuant to which you indicate which eligible options, if any, you elect to tender in the Offer. We will accept only a paper copy of your Election Form. Except as described in the following sentence, the Election Form must be executed by the eligible holder who tendered the options as such eligible holder's name appears on the option agreement or agreements evidencing such eligible options. If the signature is by a trustee, executor, administrator, guardian, attorney-in-fact, or another person acting in a fiduciary or representative capacity, the signer's full title and proper evidence of the authority of such person to act in such capacity must be indicated on the Election Form.

    Address and Fax Information for Election Form

    12300 Liberty Boulevard
    Englewood, Colorado 80112
    Attn: Debbie Watkins
    Facsimile: (720) 875-5445

        If you wish to participate in the Offer, it is your responsibility to make sure that your Election Form is received by us and is complete, prior to the expiration of the Offer. You do not need to return any stock option agreement to effect a valid tender of your eligible options. If you have questions about delivery, you may contact Debbie Watkins at (720) 875-4317 or Sharon Meymarian at (310) 434-7053. Your stock option agreements relating to the eligible options you tender will be terminated and rendered null and void automatically upon our acceptance of your properly tendered eligible options to which they relate.

        By tendering your eligible options and returning to us your completed Election Form, you are:

    •
    acknowledging that your option agreements relating to such options will be automatically canceled upon our acceptance of such options for payment under the Offer, and that all such options and option agreements will thereafter be null and void;

    •
    releasing all your rights under such options and option agreements, automatically upon such acceptance; and

    •
    authorizing us to deduct from the aggregate option purchase price you will receive upon payment for your properly tendered options the amount of the applicable withholding taxes.

        Your signature on, and return of, the Election Form will constitute your agreement to these terms and the other terms of the Offer.

        THE METHOD OF DELIVERY OF THE ELECTION FORM, IS AT YOUR ELECTION AND RISK. IF DELIVERY IS BY MAIL, WE RECOMMEND USE OF CERTIFIED OR REGISTERED MAIL, RETURN RECEIPT REQUESTED. IN ALL CASES, YOU SHOULD ALLOW SUFFICIENT TIME TO ENSURE TIMELY DELIVERY.

        Determination of Validity; Rejection of Options; Waiver of Defects; No Obligation to Give Notice of Defects.    We will determine, in our discretion, all questions as to the number of shares subject to eligible options and the validity, form, eligibility (including time of receipt) and acceptance of Election Forms. Our determination of these matters will be final and binding on all parties. We may reject any Election Form or tendered options to the extent we determine they were not properly executed or delivered or to the extent we determine it is unlawful to accept the tendered eligible options. As described in Section 5, we will make a decision either to accept all of the properly tendered options or to reject them all on the business day after this Offer expires. We may waive any defect or irregularity in any Election Form with respect to any particular options or any particular eligible holder. No eligible options will be properly tendered until all defects or irregularities have been cured by the eligible holder tendering the eligible options or waived by us. Neither we nor any other person is obligated to give notice of receipt of any Election Form or of any defects or irregularities involved in the purchase of any eligible options, and neither we nor any other person will have any liability to any option holder or other person for failing to give any such notice.

        Our Acceptance Constitutes an Agreement.    If you return your Election Form according to the procedures described above, you will be offering to sell us the eligible options indicated on such form on the terms and subject to the conditions of the Offer. Our acceptance of eligible options that are properly tendered and not withdrawn will form a binding agreement between you and us upon such terms and conditions, effective on the date of our acceptance. As evidence of such acceptance, we will countersign your Election Form and return a copy to you for your records.

Section 3. Withdrawal Rights

        You may withdraw tendered options only by following the procedures described in this Section 3.

        You may withdraw the eligible options you have tendered for purchase at any time before the expiration date. If the Offer is extended by us beyond that date and time, you may withdraw your options at any time until the extended expiration date of the Offer.

        You can also withdraw your eligible options that you tendered after the expiration of this offer if we have not provided notice that we have accepted eligible options properly tendered and not withdrawn after the expiration of forty business days from the commencement of the Offer.

        To validly withdraw the eligible options you have tendered, you must deliver to us a written or facsimile notice of withdrawal at the address or number set forth in Section 2 above with the required information listed below and we must RECEIVE the notice of withdrawal before the expiration date. We will only accept a paper copy of your notice of withdrawal. Delivery by e-mail will not be accepted.

        The notice of withdrawal must specify the name of the eligible holder who is electing to withdraw the eligible options, the grant date, exercise price, the number of option shares subject to each option to be withdrawn and the total number of option shares to be withdrawn. Except as described in the following sentence, the notice of withdrawal must be executed by the eligible holder who tendered the eligible options sought to be withdrawn, exactly as such eligible holder's name appears on the option agreement or agreements evidencing such eligible options. If the signature is by a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation or another person acting in a fiduciary or representative capacity, the signor's full title and proper evidence of the authority of such person to act in such capacity must be indicated on the notice of withdrawal. Providing us with a properly completed and signed Notice of Election to Withdraw form, which has been provided to you in connection with the Offer, will constitute a proper notice of withdrawal. It is your responsibility to confirm that we received your withdrawal notice before the expiration date. If you withdraw your eligible options, you must withdraw all or none of the options granted to you on the same grant date at the same exercise price.

        You may not rescind any withdrawal, but you may re-elect to tender eligible options. Any eligible options you withdraw will thereafter be deemed not properly tendered for purposes of the Offer unless you properly re-tender those eligible options before the expiration date by submitting a new Election Form and following the procedures described in Section 2 above applicable to tenders in general.

        As discussed in Section 5, we intend to make our decision either to accept all properly tendered options or to reject them all on the business day after the Offer expires.

        Neither we nor any other person is obligated to give notice of any defects or irregularities in any new Election Form or notice of withdrawal, and no one will be liable for failing to give any such notice. We will determine, in our sole discretion, all questions as to the form and validity, including time of receipt, of new Election Forms and notices of withdrawal. Our determinations of these matters will be final and binding.

Section 4. Acceptance for Purchase of Options and Payment of Cash Amount

        Upon the terms and subject to the conditions of the Offer, and promptly after the expiration date, we plan to accept for purchase all eligible options properly tendered and not validly withdrawn on or before the expiration date. Upon our acceptance of your eligible options you properly tender, your option agreements relating to the tendered eligible options will be automatically canceled, and thereafter shall be null and void, and you, by tendering your eligible options, irrevocably release all your rights under such options and option agreements.

        Eligible holders will receive, promptly after the expiration date and the satisfaction of all conditions to the Offer described in Section 5, a cash payment equal to the option purchase price, less applicable withholding taxes, per eligible option that is validly tendered and accepted for payment. The option purchase price payable to an eligible holder is determined in accordance with Section 1 of this Offer to Purchase. To the extent practicable, such payments will be made in accordance with Ascent's regular payroll procedures, concurrently with the payroll for the first pay period ending on or after the expiration date. Based on the expected expiration date of June 21, 2005, we expect that such payroll payment will be made on or about July 1, 2005. No interest will accrue and no interest will be paid on any of the cash amount payable, regardless of when paid. Eligible holders may not defer receipt of the option purchase price.

        For purposes of the Offer, we will be deemed to have accepted eligible options that are validly tendered and not properly withdrawn as, if, and when we give any oral or written notice to the holders of our acceptance for payment of such options. Subject to our rights to extend, terminate and amend the Offer, we currently expect that we will accept promptly after the expiration date all validly tendered eligible options that are not validly withdrawn. We will notify you as promptly as practicable if any eligible options that were tendered by you are not accepted for payment.

        Under no circumstances will interest accrue or be paid on amounts to be paid to tendering option holders, regardless of when payment of any portion of the cash amount is made or if there is any delay in making any cash payment for any reason.

Section 5. Conditions of the Offer

        Upon expiration of this offer, assuming none of the events listed in this Section 5 has occurred, we will promptly accept all of the properly tendered eligible options or reject them all. If we reject them all, we will communicate this to you promptly by e-mail or in writing. If we accept all of the properly tendered options, they will be purchased and cancelled as described herein. If we reject them all, you will keep all of your current options and you will not receive any cash.

        Notwithstanding any other provision of the Offer, and in addition to (and not in limitation of) our right to extend and amend the Offer at any time, in our sole discretion, we will not be required to accept any tendered eligible options elected for purchase, and we may terminate or amend the Offer, or postpone our acceptance and cancellation of any eligible options elected for purchase, in each case, subject to certain securities laws limitations, if at any time on or after the date hereof and before the expiration date of the Offer any of the following events has occurred, or has been determined by us to have occurred, and, in our reasonable judgment in any such case and regardless of the circumstances giving rise thereto, the occurrence of such event or events makes it inadvisable for us to proceed with the Offer or with such acceptance and cancellation of tendered options (in which case, promptly after we determine the occurrence of such event or events, we will notify you of the event or events upon which we based our decision to terminate or amend this Offer or postpone our acceptance and cancellation of tendered options):

  (i)
  there shall have been threatened, instituted or be pending before any court, agency, authority or other tribunal any action, suit or proceeding by any government or governmental, regulatory or administrative agency or authority or by any other person, domestic or foreign, or any judgment, order or injunction entered, enforced or deemed applicable by any such court, authority, agency or tribunal, which challenges or seeks to make illegal, or to delay or otherwise directly or indirectly to restrain, prohibit or condition the making of the Offer or the tendering or acquisition of any eligible options pursuant to the Offer, or which would impose upon Liberty, Ascent or any of our respective affiliates any tax or other burden or onerous condition relating to or resulting from the Offer or any tender or acquisition of eligible options pursuant thereto, or which otherwise could reasonably be expected to have an adverse effect upon Liberty, Ascent or any of our respective affiliates in connection with, or as a result of, the Offer or any tender or acquisition of eligible options pursuant thereto;

  (ii)
  there shall have been any action threatened or taken, or any approval withheld, or any statute, rule or regulation invoked, proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to be applicable to the Offer, Liberty or any of Liberty's subsidiaries, by any government or governmental, regulatory or administrative authority or agency or tribunal, domestic or foreign, which, in our reasonable judgment, would or might directly or indirectly result in any of the consequences referred to in paragraph (i) above;

  (iii)
  we will have determined in our reasonable judgment that the acceptance for payment of, or payment for, some or all of the eligible options in the Offer would violate, conflict with or constitute a breach of any order, statute, law, rule, regulation, executive order, decree, or judgment of any court to which we or our subsidiaries may be bound or subject;

  (iv)
  any change (or any condition, event or development involving a prospective change) shall have occurred or been threatened in the business, properties, assets, liabilities, capitalization, stockholders' equity, condition (financial or otherwise), operations, licenses, franchises, permits, permit applications, results of operations or prospects of Liberty and its subsidiaries, which, in our reasonable judgment, is or may be materially adverse, or we will have become aware of any fact which, in our reasonable judgment, has or may have material adverse significance with respect to Liberty and its subsidiaries;

  (v)
  there shall have occurred (a) any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or market in the United States for a period in excess of three hours, (b) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, (c) any limitation (whether or not mandatory) by any governmental authority or agency on, or other event which, in our reasonable judgment, might materially adversely affect the extension of credit by banks or other lending institutions in the United States, (d) commencement or declaration of a war, armed hostilities or other national or international calamity directly or indirectly involving the United States or any country in which Liberty or any of its subsidiaries conducts its business, (e) a material change in United States currency exchange rates or a suspension of, or limitation on, the markets for U.S. dollars, (f) any decline in either the Dow Jones Industrial Average or the Standard & Poor's Index of 500 Industrial Companies by an amount in excess of 15% measured from the close of business on the date of this Offer to Purchase or (g) in the case of any of the foregoing existing on at the opening of business on the date of this Offer to Purchase, a material acceleration or worsening thereof; or

  (vi)
  any approval, permit, authorization, consent or other action of any domestic or foreign governmental, administrative or regulatory agency, authority, tribunal or third party shall not have been obtained on terms satisfactory to us, which, in our reasonable judgment in any such case, and regardless of the circumstances (including any action or inaction by us or any of our affiliates) giving rise to any such condition, makes it inadvisable to proceed with the Offer and/or with such acceptance for payment or payment.

        The conditions to the Offer are for our benefit. We may assert them at our discretion regardless of the circumstances giving rise to them prior to the expiration of the Offer. Other than those dependent on receipt of necessary government approvals, we may waive them, in whole or in part, at any time and from time to time prior to the expiration of the Offer, in our sole discretion, whether or not we waive any other condition to the Offer. Our failure at any time to exercise any of these rights will not be deemed a waiver of any such rights. The waiver of any of these rights with respect to particular facts and circumstances will not be deemed a waiver with respect to any other facts and circumstances. Any determination we make concerning the events described in this section will be final and binding upon all persons.

Section 6. Price Range of the Series A Common Stock Underlying the Options

        There is no established trading market for the eligible options. Our Series A common stock is traded on the New York Stock Exchange under the symbol "L." The following table shows, for the periods indicated, the range of high and low sales prices per share of our Series A common stock as reported by the New York Stock Exchange.

Quarter Ended	High	Low
Fiscal Year 2003
First Quarter	$10.38	$8.45
Second Quarter	$12.25	$9.52
Third Quarter	$12.27	$9.86
Fourth Quarter	$12.20	$9.78
Fiscal Year 2004
First Quarter	$12.45	$10.57
Second Quarter through June 7, 2004	$11.45	$10.12
June 8 through June 30, 2004*	$9.65	$8.86
Third Quarter	$9.02	$8.33
Fourth Quarter	$11.07	$8.68
Fiscal Year 2005
First Quarter	$10.93	$9.97
Second Quarter (through May 23, 2005)	$10.64	$10.01

*
On June 7, 2004, we completed our spin off of Liberty Media International, Inc., which, prior to the spin off, was a wholly owned subsidiary of ours.

        On May 23, 2005, the closing price of our Series A common stock was $10.39 per share on the New York Stock Exchange.

        WE RECOMMEND THAT YOU OBTAIN CURRENT TRADING PRICES FOR OUR SERIES A COMMON STOCK BEFORE DECIDING WHETHER TO TENDER YOUR ELIGIBLE OPTIONS.

Section 7. Purpose of the Offer

        We are making this offer for compensatory purposes and to further advance our corporate compensation philosophy.

        The Livewire Plan was originally adopted by Ascent, and the Four Media Plan was originally adopted by Four Media, to promote the success of such entities by, among other things:

    •
    attracting and retaining quality personnel;

    •
    encouraging the employees of such entities to invest in the capital stock of such entities, thereby increasing their proprietary interest in the enterprise; and

    •
    providing incentives for performance by linking the interests of employees directly to those of stockholders, through a financial interest in the market appreciation of the employer's common stock.

        As a result of various corporate transactions, the eligible options were all adjusted so as to be exercisable for shares of Liberty Series A common stock. Although such adjustments attenuated, to some degree, the connection between the financial performance of Ascent and the value of the eligible options, so long as Ascent was a subsidiary of Liberty, Liberty believed that such options continued to serve the compensatory and incentive purposes for which they were granted, and that it remained in the best interests of both Liberty and Ascent to encourage Ascent's employees, consultants and independent contractors holding options under the Plans to have a proprietary interest in the combined enterprise of which Ascent was a part.

        On March 15, 2005, we announced our intention to spin off to our shareholders 100% of the equity of a separate company, named Discovery Holding Company, or DHC. DHC will hold our 100% ownership interest in Ascent as well as our 50% ownership interest in Discovery Communications, Inc. In the spin off, record holders of our Series A and Series B common stock will receive one-tenth of a share of the corresponding series of DHC common stock for each share of our common stock held by them as of the record date, and cash will be delivered in lieu of fractional share interests. As a result of the spin off, Ascent will no longer be a subsidiary of Liberty, and Liberty will cease to have any ownership interest in Ascent.

        After the effectiveness of the spin off, there will be no remaining link between the financial performance of Ascent and the value of the eligible options, and neither we nor Ascent will have any compensation-related reason to encourage Ascent's employees and consultants to invest in our common stock. Accordingly, we believe that, after the spin off, the eligible options will not provide a significant incentive to the eligible holders. In addition, many of the outstanding options granted under the Plans, whether or not they are currently exercisable, have exercise prices that are significantly higher than the current market price of our Series A common stock. By offering to purchase these eligible options, we hope to provide immediate value to the holders of eligible options.

        DHC has filed with the SEC a registration statement on Form 10, which includes as Exhibit 99.1 an information statement that describes the spin off in detail. Although we expect to complete the spin off in the second or third quarter of 2005, we may decide not to effect the spin off in our sole discretion. Neither the registration statement on Form 10 nor the information statement included therein is incorporated by reference into this Offer to Purchase. The record date for the proposed spin off has not, as of the date of this Offer to Purchase, been established.

        Under the terms of the Plans, holders of options outstanding on the record date for the spin off will be entitled to an appropriate adjustment of such options to reflect the distribution of the common stock of DHC in the spin off. We currently anticipate that such adjustment will result in a decrease in the exercise price per share of each such eligible option by an amount equal to one-tenth of the fair market value, at the time of the distribution, of one share of DHC common stock, and a proportionate increase in the number of shares of our stock issuable upon exercise of such option (so that the aggregate exercise price for each such eligible option remains the same). All other terms of the outstanding eligible options will in all material respects remain the same following the spin off of DHC.

Section 8. Information Concerning Liberty

        We are a holding company which, through our ownership of interests in subsidiaries and other companies, is primarily engaged in the electronic retailing, media, communications and entertainment industries. Through our subsidiaries, we operate in the United States, Europe and Asia. Our principal assets include interests in QVC, Inc., Starz Entertainment Group LLC, Court Television Network, GSN, IAC/InterActiveCorp and News Corporation, and, until the effectiveness of the proposed spin off of Discovery Holding Company described above, Ascent and Discovery Communications, Inc.

        Our principal executive offices are located at 12300 Liberty Boulevard, Englewood, Colorado 80112. Our main telephone number is (720) 875-5400, and our company website is www.libertymedia.com. (We have included our website address for your reference and do not intend it to be an active link to our website. The information that appears on our website is not a part of this Offer to Purchase.)

        Financial Information.    This Offer to Purchase and the Tender Offer Statement on Schedule TO that we filed with the SEC in connection with this Offer to Purchase incorporate certain financial information about Liberty included in:

    •
    our Annual Report on Form 10-K for the fiscal year ended December 31, 2004; and

    •
    our Quarterly Report on Form 10-Q for the quarter ended March 31, 2005.

        Please see Section 16 of this document for information about how to obtain copies of our SEC filings.

        Potential Strategic Opportunities.    From time to time, we evaluate, and sometimes undertake, strategic opportunities that may arise, including strategic alliances and acquisitions or dispositions of assets. On an ongoing basis, we discuss these possible strategic alliances, acquisitions or dispositions with other companies. Further, from time to time we may make changes in our current board of directors or any committee of the board of directors (including, but not limited to, changes to their size or composition, changes to the chairman designations, changes to the committee assignments and revisions to our audit committee and compensation committee charters) including any changes that we deem necessary or appropriate in light of the requirements of the Sarbanes-Oxley Act of 2002 and the SEC rules under it, the New York Stock Exchange's corporate governance rules and other or existing or future laws or regulations regarding corporate governance or other issues.

        Subject to the foregoing, and except as otherwise disclosed in filings with the SEC, including those filings referenced in Section 16 of this Offer to Purchase, we currently have no definitive plans or proposals that relate to or would result in:

  (a)
  an extraordinary corporate transaction, such as a merger, reorganization or liquidation, involving us or any of our subsidiaries;

  (b)
  any purchase, sale or transfer of a material amount of our assets or those of any of our subsidiaries;

  (c)
  any material change in our current dividend policy, or our indebtedness or capitalization;

  (d)
  any change in our current board of directors or management, including a change in the number or term of directors or to fill any existing board vacancies or to change any material terms of the employment contracts of any of our executive officers, other than in the ordinary course of business;

  (e)
  any other material change in our corporate structure or business;

  (f)
  our Series A common stock or our Series B common stock ceasing to be authorized for listing on a national securities exchange;

  (g)
  our Series A common stock or our Series B common stock becoming eligible for termination of registration pursuant to Section 12(g)(4) of the Securities Exchange Act of 1934, as amended (the "Exchange Act");

  (h)
  the suspension of our obligation to file reports pursuant to Section 15(d) of the Exchange Act;

  (i)
  the acquisition by any person of any of our securities or the disposition of any of our securities other than pursuant to our stock option plans; or

  (j)
  any change in our Restated Certificate of Incorporation or Bylaws, or any other actions, in each case which may impede the acquisition of control of Liberty by any person.

        NEITHER WE NOR OUR BOARD OF DIRECTORS MAKES ANY RECOMMENDATION AS TO WHETHER YOU SHOULD TENDER YOUR ELIGIBLE OPTIONS, NOR HAVE WE AUTHORIZED ANY PERSON TO MAKE ANY SUCH RECOMMENDATION. YOU ARE URGED TO EVALUATE CAREFULLY ALL OF THE INFORMATION IN THIS OFFER TO PURCHASE AND THE ACCOMPANYING ELECTION FORM AND TO CONSULT YOUR OWN INVESTMENT AND TAX ADVISORS. YOU MUST MAKE YOUR OWN DECISION WHETHER TO TENDER YOUR ELIGIBLE OPTIONS.

Section 9. Source and Amount of Funds

        As of May 18, 2005, there were issued and outstanding options to purchase 1,171,441 shares of our Series A common stock that are eligible to participate in the Offer. If we receive and accept for purchase all outstanding eligible options in the Offer, the aggregate option purchase price will be $2,145,780.

        We anticipate making the payment to tendering option holders for the purchase of options pursuant to this offer and the payment of related fees and expenses from available cash on hand.

Section 10. Interests of Directors and Officers; Agreements Concerning the Options and Common Stock

  Interests of Directors and Officers

        None of our executive officers or directors hold any eligible options.

        Please see our definitive proxy statement for our 2005 Annual Meeting of Shareholders, which we filed with the SEC on April 29, 2005, for information regarding the amount of our securities beneficially owned by our executive officers and directors.

        Except as described below or in our publicly filed documents, neither we, nor to the best of our knowledge, any of our directors or executive officers, nor any affiliates of any of the foregoing, effected any transactions involving the eligible options or the Series A common stock issuable upon the exercise of such options during the 60 days prior to the date of the Offer.

        From time to time we sell put options with respect to our Series A common stock, and, during the 60 days prior to the date of the Offer, we sold put options with respect to our Series A common stock to financial institutions for cash proceeds of $3 million. Each put option gives the holder the right to require us to purchase a specified number of our Series A common stock at a specified exercise price, which is generally equal to the market price of a share of our Series A common stock on the day of sale.

        On March 31, 2005, certain of our nonemployee directors received shares of our Series A common stock in payment of all or a portion of his director fees for the quarter ended March 31, 2005, in accordance with the terms of the Liberty Media Corporation 2002 Nonemployee Director Incentive Plan. The number of shares was determined based upon the closing market price of the Series A common stock on March 31, 2005. Please see the proxy statement for our 2005 annual meeting of shareholders for a further description of such nonemployee director incentive plan. On May 13, 2005, Larry Romrell, one of our directors, exercised stock appreciation rights with respect to an aggregate of 1,068,775 shares of our Series A common stock for aggregate consideration to Mr. Romrell of $10,389,175.38. On May 16, 2005, John C. Malone, the Chairman of our board of directors, purchased 82,900 shares of our Series B common stock at a per share purchase price equal to $10.90. Each share of our Series B common stock is convertible, at the option of the holder, into one share of our Series A common stock.

  Agreements Concerning the Options and Common Stock

        Except for outstanding equity and/or other incentive awards granted from time to time to certain of our employees (including executive officers) and non-employee directors pursuant to our option plans and except as otherwise described herein or in documents incorporated by reference herein or the proxy statement, neither we nor, to the best of our knowledge, any of our affiliates, directors or executive officers, is a party to any contract, arrangement, understanding or relationship with any other person relating, directly or indirectly, to the Offer with respect to any of our securities, including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any such securities, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss or the giving or withholding or proxies, consents or authorizations.

Section 11. Material U.S. Federal Income Tax Considerations

        The following is a general summary of certain U.S. federal income tax consequences of the Offer and the exchange of eligible options for cash pursuant to the Offer. This discussion is based on the Code, its legislative history, U.S. Treasury regulations and administrative and judicial interpretations as of the date of the Offer, all of which are subject to change, possibly on a retroactive basis. This summary does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of option holders. This summary applies to you only if you are an individual who is a citizen or resident of the United States, including an individual who is a lawful permanent resident of the United States or who meets the "substantial presence" test under Section 7701(b) of the Code. The following summary also does not address any aspect of state, local, or non-U.S. tax laws. We recommend that you consult your tax advisor with respect to the federal, foreign, state and local tax consequences of participating in the Offer.

Purchase of Options Pursuant to the Offer.

        The cash amounts paid to eligible holders who tender eligible options for cancellation are taxed as ordinary compensation income of the eligible holders in the year received. Such income is generally subject to withholding of income, FICA and other applicable employment taxes. Any applicable withholding taxes or charges will be withheld from the amounts payable to eligible holders and paid to the appropriate tax authority, as permitted or required by law. To the extent that an eligible holder recognizes ordinary income, we will generally be entitled to a corresponding federal income tax deduction.

Section 409A Implications for Eligible Options which Remain Outstanding Following the Offer

        In October 2004, The American Jobs Creation Act of 2004, which we refer to as the AJCA, was signed into law. The AJCA significantly alters the tax law relating to nonqualified deferred compensation arrangements, through the adoption of the new Section 409A of the Code, and imposes significant tax consequences for noncompliance. Specifically, if a deferred compensation arrangement does not comply with Section 409A of the Code, deferred amounts will be taxed currently at the holder's marginal income tax rate, interest will be assessed at the underpayment rate established by the IRS plus one percent, measured from the later of the deferral date or the vesting date, and an additional income tax will be assessed equal to 20% of the taxable amount of compensation. The IRS has not yet issued comprehensive guidance regarding Section 409A of the Code and is expected to issue additional guidance this year.

        Eligible options that are purchased by us in the Offer will not be in violation of Section 409A of the Code, and therefore, the interest and 20% additional tax described above will not be imposed as a result of the receipt of cash pursuant to the Offer. Eligible holders should note that if they do not tender their eligible options in the Offer, they may be subject to the rules of Section 409A of the Code, as described below. We strongly recommend that you consult your own tax advisor prior to deciding whether to tender your eligible options to determine the tax status under Section 409A of the Code of any of your options that will remain outstanding following the Offer.

        In initial guidance under Section 409A of the Code, the IRS has provided that nonqualified options which have not vested on or before December 31, 2004 may not comply with Section 409A of the Code if the exercise price of such options was less than the fair market value of the underlying stock on the date of grant ("NonVested 409A Options"). This guidance further provides that arrangements that do not comply with Section 409A of the Code may be cancelled during 2005 if certain requirements are met. We believe that the Offer will, if accepted, satisfy those requirements.

        Some of the eligible options are NonVested 409A Options and, therefore, may be subject to the tax consequences imposed by Section 409A of the Code (which are described above), unless the eligible holder participates in the Offer or Liberty takes further actions it determines to be necessary (which may include amending the terms of the options to increase the exercise price of such options) to cause such options to comply with Section 409A of the Code. We can provide no assurance that we will take further actions (other than the Offer) that may be necessary to cause any eligible options that are NonVested 409A Options to not be subject to the tax consequences imposed by Section 409A of the Code.

        If the Offer is considered to be a "material modification" of those eligible options granted with an exercise price that was less than the fair market value of the underlying stock on the date of grant and that have vested on or before December 31, 2004 ("Vested 409A Options"), then those Vested 409A Options would also be subject to Section 409A of the Code. Although we presently intend to take the position that the Offer does not constitute a material modification of any Vested 409A Options, at this time there is limited guidance that has been issued under Section 409A of the Code, and it is possible that the IRS could characterize the Offer as a "material modification" of these Vested 409A Options. If the IRS were to prevail in characterizing the Offer as a "material modification," then the Vested 409A Options would also be subject to the tax consequences imposed by Section 409A of the Code, unless the eligible holder participates in the Offer or Liberty takes further actions that it determines to be necessary (which may include amending the terms of the options to increase the exercise price of such options) to cause such options to comply with Section 409A of the Code. We can provide no assurance to you that we will take such further actions.

        YOU ARE URGED TO CONSULT YOUR OWN TAX ADVISOR WITH RESPECT TO THE FEDERAL, STATE, LOCAL AND FOREIGN CONSEQUENCES OF PARTICIPATING IN THE

OFFER, AS WELL AS ANY TAX CONSEQUENCES ARISING UNDER THE LAWS OF ANY OTHER TAXING JURISDICTION.

Section 12. Status of Options Acquired by Us in the Offer; Accounting Consequences of the Offer

        Eligible options we acquire in connection with the Offer will be cancelled immediately upon expiration of the Offer, and the shares of our Series A common stock subject to those options will be returned to the status of authorized and unissued shares that have not been reserved for issuance. If consummated, this Offer will result in a compensation charge to Ascent of up to approximately $2.2 million if all of the eligible options are tendered and accepted for purchase. This charge will be reflected on our consolidated financial statements for the quarter in which the Offer is consummated.

Section 13. Legal Matters; Regulatory Approvals

        We are not aware of any license or regulatory permit material to our business that might be adversely affected by the Offer, or of any approval or other action by any governmental, administrative or regulatory authority or agency that is required for the acquisition or ownership of the eligible options or the payment of the option purchase price for options as described in the offer. If any other approval or action should be required, we presently intend to seek the approval or endeavor to take the action. This could require us to delay the acceptance of, and payment for, eligible options tendered pursuant to the Offer. We cannot assure you that we would be able to obtain any required approval or take any other required action. Our obligation under the offer to accept tendered options and to pay the option purchase price therefore is subject to the conditions described in Section 6.

Section 14. Extension of Offer; Termination; Amendment

        We may at any time and from time to time, extend the period of time during which the Offer is open and delay accepting any eligible options surrendered or tendered for purchase by publicly announcing the extension and giving oral or written notice of the extension to the eligible holders. We currently have no plan or intention to extend the time during which the Offer is open.

        Prior to the expiration date of the Offer, we may postpone our decision of whether or not to accept and cancel any eligible options in our sole discretion. In order to postpone accepting or canceling, we must publicly announce the postponement and give oral or written notice of the postponement to the eligible holders. Our right to delay accepting and canceling eligible options is limited by Rule 13e-4(f)(5) under the Exchange Act, which requires that we must pay the consideration offered or return the surrendered options promptly after we terminate or withdraw the Offer.

        Prior to the expiration date of the Offer, we may terminate the offer if any of the conditions described in Section 5 occurs. In such event, any tendered eligible options will continue to be held by the tendering option holder as if no tender had occurred.

        As long as we comply with any applicable laws, we reserve the right, in our sole discretion, to amend the Offer in any way, including decreasing or increasing the consideration offered in the Offer to eligible holders or by changing the number or type of options eligible to be purchased in the Offer.

        We may amend the offer at any time by publicly announcing the amendment. If we extend the length of time during which the offer is open, the amendment must be issued no later than 6:00 A.M., Pacific Time, on the next business day after the last previously scheduled or announced expiration date. Any public announcement relating to the Offer will be communicated by e-mail, fax, other written communication or by telephone or in person to each holder of an eligible option.

        If we materially change the terms of the Offer or the information about the Offer, or if we waive a material condition of the offer, we will extend the Offer to the extent required by Rules 13e-4(d)(2) and 13e-4(e)(3) under the Exchange Act. Under these rules, the minimum period an offer must remain open following material changes in the terms of the offer or information about the offer, other than a change in price or a change in percentage of securities sought, will depend on the facts and circumstances. If we decide to take any of the following actions, we will give notice of the action as described above:

    •
    increase or decrease what we will give you as payment for your eligible options; or

    •
    change the type of options eligible to be tendered in the offer.

        If the Offer is scheduled to expire within ten business days from the date we notify you of such an increase, decrease or change, we will also extend the Offer for a period of at least ten business days after the date the notice is published.

Section 15. Fees and Expenses

        We will not pay any fees or commissions to any broker, dealer or other person for asking eligible holders to tender eligible options under the Offer.

Section 16. Additional Information

        This Offer to Purchase is a part of a Tender Offer Statement on Schedule TO that we have filed with the SEC. This Offer to Purchase does not contain all the information contained in the Schedule TO and the exhibits to the Schedule TO. We recommend that you review the Schedule TO, including its exhibits, before making a decision on whether to sell us your eligible options.

        We are subject to the informational requirements of the Exchange Act. Accordingly, we file reports and other information with the SEC. The following documents are incorporated by reference in this Offer to Purchase:

    •
    Annual Report on Form 10-K for the year ended December 31, 2004, filed on March 15, 2005;

    •
    Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2005, filed on May 9, 2005;

    •
    Current Report on Form 8-K, filed on February 2, 2005; and

    •
    The description of our capital stock contained in Annex A to our Form 8-A filed under the Exchange Act on July 24, 2001, and any amendment or report filed for the purpose of updating such description.

        All documents filed by us pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Offer to Purchase shall be deemed to be incorporated by reference in this Offer to Purchase and to be a part hereof from the date of the filing of such documents. Any statement contained in a document incorporated, or deemed to be incorporated, by reference herein or contained in this Offer to Purchase shall be deemed to be modified or superseded for purposes of this Offer to Purchase to the extent any statement contained herein or in any subsequently filed document which also is, or is deemed to be, incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed to constitute a part hereof except as so modified or superseded.

        We undertake to provide without charge to each person to whom an Offer to Purchase is delivered, upon the written or oral request of such person, a copy of any and all of the information incorporated by reference in this Offer to Purchase (excluding exhibits to such information unless such exhibits are specifically incorporated by reference herein). Such requests should be sent to: LIBERTY MEDIA CORPORATION, 12300 Liberty Boulevard, Englewood, Colorado 80112, Attention: Investor Relations (telephone number (877) 772-1518).

        Our annual, quarterly and current reports and other information are on file with the SEC. You may read and copy any document that we file at the Public Reference Room of the SEC at 450 Fifth Street, NW, Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. You may also inspect our filings over the Internet at the SEC's website at http://www.sec.gov. Information contained on any website referenced in this Offer to Purchase is not incorporated by reference in this Offer to Purchase.

        This Offer to Purchase incorporates by reference documents which include information concerning other companies. To the extent that such companies (such as OpenTV Corp.) are public companies, such public companies file reports and other information with the SEC in accordance with the requirements of the Securities Act of 1933, as amended, and the Exchange Act. Information incorporated by reference into this Offer to Purchase concerning those companies has been derived from the reports and other information filed by them with the SEC. Those reports and other information are not incorporated by reference into this Offer to Purchase. You may read and copy any reports and other information filed by those companies with the SEC as set forth above.

        You should rely only on the information contained or incorporated by reference into this Offer to Purchase or to which we have referred you. We have not authorized any person to provide you with different information or to make any representation not contained in this Offer to Purchase.

Section 17. Forward-Looking Statements; Miscellaneous

        This offer and our SEC reports referred to above include "forward-looking statements" within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act. These statements relate to future events or our future financial performance. In some cases, you can identify forward-looking statements by terminology such as "may," "will," "should," "expect," "plan," "anticipate," "believe," "estimate," "predict," "potential" or "continue" or the negatives of such terms or other comparable terminology. These statements involve known and unknown risks, uncertainties, and other factors that may cause our or our industry's actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by such forward-looking statements. These factors include, among other things, those listed in our most recently filed report on Form 10-K or Form 10-Q. We undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

        The safe harbor provided in the Private Securities Litigation Reform Act of 1995, by its terms, does not apply to statements made in connection with this tender offer.

        We are not aware of any jurisdiction where the making of the offer is not in compliance with applicable law. If we become aware of any jurisdiction where the making of the offer is not in compliance with any valid applicable law, we will make a good faith effort to comply with such law. If, after such good faith effort, we cannot comply with such law, the offer will not be made to, nor will elections to tender be accepted from or on behalf of, the option holders residing in such jurisdiction.

        WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING YOUR ELIGIBLE OPTIONS PURSUANT TO THE OFFER. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANYONE TO GIVE YOU ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THE OFFER OTHER THAN THE INFORMATION AND REPRESENTATIONS CONTAINED IN THIS DOCUMENT OR IN THE RELATED ELECTION FORM. IF ANYONE MAKES ANY RECOMMENDATION OR REPRESENTATION TO YOU OR GIVES YOU ANY INFORMATION, YOU MUST NOT RELY UPON THAT RECOMMENDATION, REPRESENTATION OR INFORMATION AS HAVING BEEN AUTHORIZED BY US.

LIBERTY MEDIA CORPORATION
May 24, 2005

SCHEDULE A
INFORMATION CONCERNING THE DIRECTORS AND EXECUTIVE OFFICERS OF
LIBERTY MEDIA CORPORATION

        The directors and executive officers of LIBERTY MEDIA CORPORATION and their positions and offices as of May 23, 2005 are set forth in the following table:

Name and Business Address (if applicable)	Positions and Offices Held
John C. Malone	Chairman of the Board
Robert R. Bennett	Director; President, Chief Executive Officer
Donne F. Fisher 9781 Meridian Blvd., #200 Englewood, Colorado 80112	Director
Paul A. Gould 711 5th Avenue, 8th Floor New York, New York 10022	Director
David E. Rapley	Director
M. LaVoy Robison	Director
Larry E. Romrell	Director
David J.A. Flowers	Senior Vice President and Treasurer
Albert E. Rosenthaler	Senior Vice President
Christopher W. Shean	Senior Vice President and Controller
Charles Y. Tanabe	Senior Vice President, General Counsel and Secretary

SCHEDULE B
ELIGIBLE OPTION PURCHASE PRICES

Plan	Grant Date of Eligible Option	Exercise Price of Eligible Option(1)	Purchase Price per Share Underlying the Eligible Option
Livewire Plan	08/06/2001	$50.95	$0.2134
Livewire Plan	11/15/2001	$50.95	$0.2475
Livewire Plan	12/07/2001	$50.95	$0.2552
Livewire Plan	05/17/2002	$50.95	$0.3157
Livewire Plan	08/19/2002	$50.95	$0.3536

Four Media Plan	11/19/1996	$11.35	$1.422254
Four Media Plan	03/10/1997	$12.61	$1.198915
Four Media Plan	08/01/1997	$8.82	$3.070714
Four Media Plan	01/30/1998	$10.56	$2.457346
Four Media Plan	02/02/1998	$10.56	$2.457346
Four Media Plan	03/13/1998	$11.35	$2.199351
Four Media Plan	06/11/1998	$12.61	$1.895319
Four Media Plan	09/18/1998	$11.98	$2.236146
Four Media Plan	09/18/1998	$12.61	$2.030870
Four Media Plan	01/01/1999	$10.09	$3.113939
Four Media Plan	01/17/1999	$10.09	$3.113939
Four Media Plan	01/17/1999	$10.24	$3.047983
Four Media Plan	04/09/1999	$10.09	$3.232649
Four Media Plan	06/22/1999	$11.35	$2.817550

(1)
Exercise price of eligible option has been adjusted from time to time in accordance with the terms of such options and the plans to reflect certain corporate transactions (including mergers, rights offerings and spin offs).